Exhibit 99.1

New York, August 5, 2026: Flutter Entertainment plc (NYSE: FLUT) (“Flutter”), the world’s leading online sports betting and iGaming operator, today announces Q2 2026 results.

Key financial highlights:

	Three months ended June 30,
In $ millions except where stated otherwise	2026	2025	YOY
Average monthly players (AMPs) (‘000s’)[1]	14,287	15,978	(11)%
Revenue	4,326	4,187	+3%
Net (loss) income	(296)	37	(900)%
Net (loss) income margin	(6.8)%	0.9%	(770	)bps
Adjusted EBITDA[2]	508	919	(45)%
Adjusted EBITDA margin[2]	11.7%	21.9%	(1,020	)bps
(Loss) earnings per share ($)	(1.57)	0.59	(366)%
Adjusted earnings per share ($)[2]	0.49	2.95	(83)%
Net cash provided by operating activities	363	359	+1%
Free cash flow[2]	189	156	+21%
Free cash flow including financing capex and excluding player funds[2]	125	287	(56)%
Leverage ratio[2] (December 2025 3.7x)	4.3x

CEO Transition

•	Peter Jackson to transition from CEO role, with Dan Taylor, President of Flutter and CEO of Flutter International, succeeding him as CEO of Flutter on October 1, 2026

Q2 Overview3

•

Group revenue +3% reflecting the benefit of M&A4, excellent FIFA World Cup engagement and an adverse swing in US sports results[5] year-over-year, AMPs reflecting 17 percentage-point impact from India closure

•	US revenue $1,683m, -6% (sportsbook -15%, iGaming +14%) including adverse 6 percentage-point growth impact from sports results year-over-year[5]

•	Continued #1 sportsbook and iGaming positions; 39% and 27% respective GGR market shares[6]

•	Sportsbook strategy driving encouraging performance; underlying sportsbook trends improved quarter-on-quarter

•	Excellent FanDuel execution driving strong customer engagement during the FIFA World Cup

•	Strong iGaming growth with direct casino AMPs +26%

•	FanDuel Predicts product expanded with player props and customizable combos launched

•	Market-making capability rapidly scaling, expected to deliver $50m revenue in 2026

•	Proactive sportsbook investment in H2 expected to extend FanDuel’s leading position

•	US adjusted EBITDA $119m (-70%), ahead of expectations after prediction market investment and new state launch investment

•	International revenue $2,643m, +10% (sportsbook +14%, iGaming +7%)

•	Benefit from M&A (organic revenue +4%2)

•	Exceptional performance across SEA, revenue +36% (+18% organic)

•	Continued robust iGaming revenue growth in UKI (+7%) and CEE (+16%)

•	International AMP growth was -16%, including a 21 percentage-point impact from India closure[7]

•	International adjusted EBITDA $476m (-19%), strong fundamentals with revenue growth offset by UK tax increase and FIFA World Cup marketing spend

•

Next phase of Flutter cost transformation initiated. $500m gross savings by 2029, which will offset expected inflation, known tax increases and provide capacity to invest in revenue driving initiatives.

•	Group net loss: $296m (Q2 2025: $37m profit) after:

•	Historical tax provisions and accruals[8] (Junglee Goods and Services Tax $62m provision, and US Sales and Use Tax $33m accrual)

•	M&A driven increases in interest expenses, net and depreciation and amortization

•	Group adjusted EBITDA of $508m (-45%) due to factors outlined above

•

Loss per share of $1.57 (Q2 2025: earnings per share of $0.59) and adjusted earnings per share of $0.49, (Q2 2025: $2.95) reflected the above profitability drivers, and reductions in year-over-year non-controlling interests benefits and income tax expense

•

Net cash provided by operating activities +1% due to the Group performance outlined above, offset by an increase in accruals driven by the UK gaming tax increase and historical tax provisions, and a positive swing in player deposit liabilities. Free cash flow including financing capex and excluding player funds[2] declined 56% reflecting the factors outlined above.

Updated full year 2026 guidance9,10

Early Q3 trading was ahead of expectations, benefiting from good engagement in the knockout stages of the FIFA World Cup and slightly favorable sports results.

Full year guidance is updated to include Q2 trading, US market-making revenues, expected US operating cost efficiencies, the impact of NFL schedule changes, investment to strengthen our proposition and accelerate FanDuel’s sportsbook momentum, and forward FX rates.

This results in a reduction to our full year Group revenue guidance of $395m to $17.91bn at the midpoint, and a reduction to our adjusted EBITDA guidance of $210m to $2.655bn at the midpoint.

Peter Jackson, CEO, commented:

“After nearly nine years as CEO, I believe this is the right point in Flutter’s journey for me to hand over the leadership of the business to Dan. In my time as CEO Flutter has changed beyond recognition, transitioning from a UK-focused Paddy Power Betfair, into the world’s leading online sports betting and iGaming operator, with market leading positions in the US and around the world. Having worked closely together for years, I am confident Dan and the leadership team will continue to build on Flutter’s success. I will help the transition during Q3 as we prepare for the important NFL season and hand over fully at the end of the quarter.

The quality of our portfolio was evidenced once again in Q2 as we delivered another encouraging quarter relative to our expectations. Group revenue increased by 3%, supported by M&A, strong iGaming growth globally and excellent customer engagement during the FIFA World Cup with our diversified brand portfolio engaging around 10.5 million customers.

In the US, we made good progress against our strategic priorities, and FanDuel maintained its #1 position in sportsbook and iGaming. The momentum we are seeing gives us confidence to increase investment in the second half to further strengthen our proposition and market leadership.

In International, our portfolio continues to demonstrate the benefits of scale and diversification, as we strengthened our podium positions and achieved key integration milestones in both Italy and Brazil.

Looking ahead, I feel confident we are positioning the business optimally and we are on a trajectory to deliver sustainable, long-term value for our shareholders.”

To our shareholders

Flutter delivered a solid Q2 performance relative to our expectations. In the US, we implemented our new leadership structure, further expanded our prediction market offering and capabilities, and made good progress on our sportsbook improvement plan with a renewed customer-first focus. Our plans include a significantly improved value proposition for our customers, a move we believe is critical to strengthening our number one position in the highly competitive US market and positioning the business optimally for market share gains in 2027 and beyond.

In International, we strengthened our podium positions in key markets, most notably in Italy, leveraged the power of the Flutter Edge to tailor cutting-edge product and generosity enhancements, and achieved key integration milestones in both Italy and Brazil.

Group-wide, we have also initiated the next phase of Flutter’s cost transformation to access material operating cost and capital expenditure savings which will offset expected cost increases and provide us with the capacity to continue investing. We will protect the customer-facing capabilities which differentiate our brands, while reducing technology complexity and simplifying the organization across the Group. By operating more consistently and utilizing our scale, we can lower costs and direct more investment toward innovation and the customer experience.

US update

US Q2 revenue was 6% lower year-over-year, with sportsbook 15% lower and iGaming growing 14%. Overall revenue growth included a 6 percentage-point year-over-year impact from an adverse swing in sports results, which offset the benefit of strong customer engagement in the NBA finals and the FIFA World Cup. In iGaming we delivered continued direct casino momentum with total iGaming AMP growth of 14% underpinning our revenue growth. We also executed a very successful launch in Alberta in July which has significantly outpaced our previous Canadian launch in Ontario.

Adjusting for the year-over-year impact of sports results and marquee events, underlying sportsbook performance was broadly in line with expectations,, with AMPs, handle and revenue excluding sports results all improving sequentially. This reflected good progress in delivering our sportsbook improvement plan as we strengthen our proposition and address the operational challenges which contributed to FanDuel exiting 2025 with a smaller customer base. We expanded our new sportsbook loyalty program, with 70% of our customer base now having access to this more consistent loyalty proposition by the end of the quarter, driving a step up in generosity perception and player frequency with over 80% of customers surveyed stating it has improved their FanDuel experience. Our best-in-market injury protection feature, BetProtect+, proved very popular during the NBA finals, while we enhanced our soccer offering ahead of the FIFA World Cup, leveraging the Flutter Edge to offer unique and market-leading products, including SuperSub.

While this sequential improvement in underlying trends is encouraging, our H1 performance also reflected a continuation of the market-wide trends observed since Q4 2025, when a long sequence of customer-losing weeks resulted in high levels of customer churn. As a result, underlying market growth remained subdued during H1. While we firmly believe market growth will ultimately return to higher levels, with more compelling content driving stronger customer engagement, our forecasts prudently assume market growth rates in H2 will be broadly consistent with the mid-single digit growth seen in H1.

The US leadership team changes implemented in H1 are designed to ensure we are positioned to deliver improved performance through a more competitive customer-led proposition. Crucially, the encouraging signs we now see in our performance give us the confidence to increase investment in customer acquisition and retention.

While this proactive action will result in a reduction in near-term profitability, investing behind customer momentum is an approach that has consistently served us well. Our momentum, and the current market dynamics, mean now is the right time to move from a focus on margin growth, to prioritizing AMP growth and customer value. This will position us well to reaffirm our leadership in the US market and capture further share into 2027.

We believe the benefits of unparalleled global scale, leading pricing capabilities, and the power of global product innovation underpinned by the Flutter Edge, mean FanDuel continues to be uniquely positioned to maintain leadership in the long-term in the attractive US sports betting and iGaming market.

We view prediction markets as a very attractive opportunity, incremental to sports betting and iGaming, one which is growing the overall market by capturing new demand. We continue to see a limited cannibalization impact on our existing customer base in regulated sportsbook states. We believe FanDuel’s operational execution and outperformance, both in recent state launches and during key marquee events, reaffirms both the strong demand for traditional sports betting products when sports content is compelling, and the enduring strength of both the FanDuel proposition and brand. However, we will continue to closely monitor the implications of the growth in prediction markets on the broader online sports-betting market.

Our prediction market offering, FanDuel Predicts, allows us to acquire customers ahead of sports betting regulation in new states, delivering incremental economics in the meantime. While operational progress in H1 has been slower than planned, we are gaining traction. The integration of the Crypto.com exchange expanded our sports offering ahead of the FIFA World Cup and has significantly enhanced our product proposition. In coordination with CME, we have agreed that all FanDuel Predicts sports and novelties contracts will now be moved to Crypto.com, while continuing to provide our customers access to CME’s financial markets. This new exchange arrangement will ensure we can deliver new products at pace ahead of the NFL season start. Our “One App” offering will also enable us to leverage FanDuel’s nationwide brand equity, driving both accelerated penetration and marketing efficiencies.

Our world-class pricing and risk management capabilities put us in a strong position to capture a large portion of the economics within the Prediction Market ecosystem. We believe we are uniquely positioned to provide liquidity for combination markets across prediction market platforms, with an offering that can scale rapidly and at low incremental investment. It is very early days, but we already expect to generate approximately $50m of revenue from market-making this year, demonstrating both the good progress made so far, and the potential opportunity that exists in market-making. We will continue to build out this capability in the second half of the year.

International update

Our International portfolio continues to demonstrate the benefits of scale and diversification. We have strengthened our market-leading position in Italy and leveraged the power of the Flutter Edge to tailor cutting-edge product ahead of the FIFA World Cup, helping drive strong levels of engagement across our International businesses.

Q2 International revenue grew 10%, including the benefit of our Snai and Betnacional acquisitions. Organic revenue grew 4%, driven by excellent performance in Italy and continued strong iGaming growth in SEA, UKI and CEE. Adjusted EBITDA declined 19% year-on-year, broadly in line with expectations, with the positive revenue growth offset by the impact of the UK online iGaming tax increase, together with the strategic step-up in marketing for the FIFA World Cup. The quarter also saw us reach key milestones in integrating our recent acquisitions in Brazil and Italy, while the PokerStars migrations are well-advanced. These initiatives will result in the planned $300m of annualized cost savings being achieved on a run-rate basis by the end of the year.

In SEA, exceptional execution in Italy and Türkiye resulted in revenue and organic revenue growth of 36% and 18%. Sisal’s leading customer proposition resulted in all-time record market share in June, and combined with the benefit of the PokerStars migrations, helped drive an extension of our #1 online market position in Italy11. The migration of the Snai customer base onto the Sisal technology platform was successfully completed in April, unlocking planned cost synergies. We are already seeing the benefits of Snai customers now having access to Sisal’s market leading product suite, with strong AMP growth in June.

UKI revenue grew 4%. New and exclusive content, together with the roll-out of Flutter Jackpots and strengthening performance in Sky Gaming resulted in robust iGaming growth of 7%. In sports, momentum improved across the quarter led by a higher football mix and BetBuilder penetration driving increased structural gross win margins. Sky Bet performance strengthened as customers continue to adapt to the highly rated new product interface12. The increase in iGaming tax became effective in April. We remain confident in the delivery of our first order cost saving mitigations13 and in our ability to gain share as other operators begin to react to this increase in the second half of the year.

Brazil revenues grew 64%, reflecting the acquisition of Betnacional in Q2 2025. Good operational progress in the quarter was offset by a slowdown in the Brazilian online market, driven by government socio-economic measures including the launch of a centralized self-exclusion register. Our performance was broadly in-line with these market trends, with AMPs down 6% and organic revenue down 14%. In May, we reached a key strategic milestone with the integration of Flutter’s product and pricing capabilities into the Flutter Brazil platform. While this led to a temporary decline in engagement as customers adapted to the new user experience, we saw encouraging early signs, including a five-fold increase in BetBuilder penetration in May. We will continue to enhance our sportsbook product offering and improve iGaming generosity mechanics in the second half of the year. Long-term, we view Brazil as a highly attractive growth market and remain committed to building a market-leading platform that scales our customer base and delivers strong returns.

APAC performance was broadly in-line with expectations with total revenue 1% lower year-over-year (organic: flat). Sportsbook AMPs and handle growth were driven by good levels of engagement across Australian Football League, NBA and soccer, offsetting continued softness in racing. In CEE, we delivered strong levels of iGaming growth and market share gains across all key markets. We are progressing well with our unified CEE technology stack which will unlock further revenue and cost synergies. In Other regions the planned PokerStars migrations to regional management teams is well on track.

Cost transformation

Phase one of our cost transformation program is delivering ahead of expectations. We are on track to deliver in excess of the previously guided $300 million of savings by 2027, and approximately $200 million of additional cost savings that were announced as part of our UK gaming tax cost mitigation plans, also expected to be delivered in 2027.

Building on this significant progress, we are now launching phase two, reflecting a broader program to reshape our cost base, build a more efficient, resilient cost structure for the long-term and protect profitability. Through removing duplication, delivering technology efficiencies, aligning functions and leveraging AI, this cost action will drive an evolution in how Flutter operates, utilizing our global scale while still maintaining a fundamental local focus on the customer.

We expect phase two to deliver an additional $500m of gross operating cost and capital expenditure savings by 2029. These efficiencies are expected to provide the headroom to absorb inflationary pressures and known tax headwinds while also freeing up capacity to invest in revenue-generating initiatives. In the US, we believe that this will ensure the business is well positioned for its next stage of growth. Internationally, we expect that the benefits will underpin our previously projected, long-term 5–10% annual revenue growth, by both maintaining adjusted EBITDA margins in more mature markets and enabling investment in growth areas. These actions are also expected to drive a meaningful improvement in cash generation.

This second phase of our cost transformation is still at an early stage, but plans are progressing well and we will be in a position to share more details at our Q3 results in November.

Final thoughts and outlook

As we continue to position Flutter for long-term success, now is the right time to begin the next phase of leadership. Having worked closely with Dan for many years, I know he is the right leader to guide Flutter into its next chapter. He has a deep understanding of our business, an outstanding track record of leadership and a relentless focus on our customers.

Over my tenure, one principle has consistently guided the decisions we have made, taking a long-term view of creating shareholder value. That has often meant making choices that carried short-term costs because we believed they would strengthen the business and our competitive position over many years. I have every confidence that Dan shares that same philosophy and will continue to lead Flutter with that long-term mindset.

In his current role as President of Flutter, Dan has been laser-focused on positioning FanDuel for long-term success while continuing to drive strong execution across our International businesses. He will transition into the CEO role over the remainder of the quarter before taking over fully on October 1.

Turning to Flutter’s performance in the quarter, I am encouraged by the progress we have made in the US, delivering continued sequential improvement in key sportsbook metrics alongside sustained iGaming growth. The new US leadership team is driving a renewed, customer-first approach, and we are making proactive investments to strengthen our leadership position and place the business in the best possible position for growth in 2027. Within International, we continue to execute at pace, with Flutter Edge-enabled product improvements driving momentum across the portfolio.

I remain confident that the choices we are making today from investing behind our US leadership, to expanding into new spaces with FanDuel Predicts, strengthening our International businesses and advancing the next phase of our cost transformation are the right ones to create sustainable, long-term shareholder value.

The last nearly nine years have been an incredible journey, and it has been the privilege of my career to lead this remarkable business. I leave Flutter immensely proud of what we have built together and with complete confidence in its future. The business is in excellent hands, and I look forward to watching the next chapter of the story unfold.

Sincerely,

Peter Jackson

Flutter CEO

In $ millions unless stated, unaudited	US				International				Group
Three months ended June 30,	2026	2025	YoY		2026	2025	YoY		2026	2025	YoY
Average monthly players (‘000s)	3,843	3,519	+9%		10,445	12,459	(16)%		14,287	15,978	(11)%
Handle	11,958	11,699	+2%		9,019	7,970	+13%		20,977	19,669	+7%
Net revenue margin	8.7%	10.4%	(170	)bps	13.2%	13.1%	+10bps		10.6%	11.5%	(90	)bps
Sportsbook revenue	1,039	1,219	(15)%		1,190	1,041	+14%		2,229	2,260	(1)%
iGaming revenue	577	507	+14%		1,358	1,268	+7%		1,935	1,775	+9%
Other revenue	67	65	+3%		95	87	+9%		162	152	+7%

Total revenue	1,683	1,791	(6)%		2,643	2,396	+10%		4,326	4,187	+3%
Cost of sales	(995)	(968)	+3%		(1,371)	(1,104)	+24%
Technology, research and development expenses	(109)	(86)	+27%		(128)	(107)	+20%
Sales and marketing expenses	(353)	(219)	+61%		(446)	(376)	+19%
General and administrative expenses	(107)	(118)	(9)%		(222)	(218)	+2%

Reportable segment adjusted EBITDA	119	400	(70)%		476	591	(19)%
Net (loss) income									(296)	37	(900)%
Unallocated corporate overhead[14]									(87)	(72)	+21%

Group adjusted EBITDA									508	919	(45)%
Adjusted EBITDA margin	7.1%	22.3%	(1,520	)bps	18.0%	24.7%	(670	)bps	11.7%	21.9%	(1,020	)bps

Group

The Group delivered Q2 revenue growth of 3%, driven by iGaming revenue growth of 9%, sportsbook revenue 1% lower and growth in other revenue of 7% year-over-year, as discussed further in the US and International sections below.

Net loss of $296m for the quarter, compared with net income of $37m in Q2 2025, with a $333m reduction primarily due to the adverse year-over-year impact from:

•	Reductions in segment profitability, with a $281m decline in US adjusted EBITDA to $119m (-70%) and a $115m decrease in International adjusted EBITDA to $476m (-19%) discussed further below

•

Historical tax provisions and accruals of $95m (Q2 2025: nil) relating to a Goods and Services Tax provision following a judgement by the Supreme Court of India and an accrual for retrospective US Sales and Use Taxes

•	A $52m increase in interest expense, net to $162m (Q2 2025: $110m) due to additional financing for the acquisitions of Snai and Betnacional and to purchase Boyd’s 5% interest in FanDuel

•

A $30m increase in depreciation and amortization cost to $399m in Q2 2026 (Q2 2025: $369m), primarily due to the acquisitions of Snai and Betnacional (adjusted depreciation and amortization Q2 2026: $185m, Q2 2025: $160m2)

These factors were partly offset by benefits arising from:

•

An $81m decrease in other expense, net, primarily due to a $121m year-over-year non-cash benefit relating to the Fox Option[15] fair value adjustment (Q2 2026 gain of $40m; Q2 2025 loss of $81m), partly offset by a foreign exchange year-over-year loss of $53m (Q2 2026 loss of $28m; Q2 2025 gain of $25m)

•	A $171m decrease in income tax expense to $3m (Q2 2025: $168m) primarily due to the operating loss and increased interest expense discussed above

This led to a net loss attributable to Flutter shareholders of $274m for the quarter after including the loss attributable to non-controlling interests of $22m (Q2 2025: charge of $68m). Loss per share and adjusted earnings per share declined by $2.16 and $2.46 to $1.57 and $0.49 respectively, as a result.

The Group’s net cash provided by operating activities increased by $4m, or 1% year-over-year, with the Group performance outlined above offset by an increase in accruals driven by the UK gaming tax increase and historical tax cost provisions, and a positive swing in player deposit liabilities. Free cash flow including financing capex and excluding player funds declined by 56% year-over-year, as a result of the movements outlined above.

US

Revenue declined 6% year-over-year driven by a 15% reduction in sportsbook revenue, partially offset by strong iGaming revenue growth of 14%. AMPs grew 9% year-over-year to 3.8m (sportsbook AMPs +8%, iGaming AMPs +14%).

Sportsbook AMPs grew 8%, driving a 2% increase in handle. This was offset by a 170bps decline in net revenue margin to 8.7%.

The decrease in net revenue margin included:

•	A structural revenue margin increase of 40bps to 14.0% reflecting high levels of Same Game Parlay (‘SGP’) penetration during the FIFA World Cup

•

An adverse sports results impact year-over-year of 70bps (Q2 2026: 10bps favorable, Q2 2025: 80bps favorable). This translated to an unfavorable net revenue in-quarter impact in Q2 2026 of approximately $21m (Q2 2025: $90m favorable) resulting from the timing of sports results related generosity changes

•	A 140bps increase in promotional spend to 5.4% of handle, reflecting the impact of new state launches and investment in the FIFA World Cup

iGaming revenue grew 14%, underpinned by a 14% increase in AMPs.

Cost of sales increased by 510bps as a percentage of revenue, driven by the impact of previously disclosed state tax increases, the impacts of increased generosity and adverse year-over-year sports results on revenue, and the relatively higher proportion of revenue generated in iGaming, which attracts cost of sales at a higher rate. This was partly offset by market access savings and renegotiated commercial agreements.

Sales and marketing expenses were 61% higher year-over-year, driven by the FIFA World Cup and FanDuel Predicts investment. Technology, research and development costs were 27% higher while general and administrative costs were 9% lower year-over-year reflecting phasing of costs between Q1 and Q2. On a combined basis the increase in costs were driven by an increase in headcount, server costs and cloud services costs to match the scaling of our business and investment in prediction markets.

Adjusted EBITDA was $119m (Q2 2025: $400m), with a reduction in adjusted EBITDA margin of 1,520bps year-over-year primarily driven by the factors detailed above.

International

($ millions except percentages)	Three months ended June 30,
	Total					Sports			iGaming
Unaudited	2026	2025	YoY	YoY CC	YoY organic	YoY	YoY CC	YoY organic	YoY	YoY CC	YoY organic
UK and Ireland	971	936	+4%	+3%	+3%	(2)%	(2)%	(2)%	+7%	+6%	+6%
Southern Europe and Africa	896	657	+36%	+33%	+18%	+41%	+37%	+17%	+34%	+31%	+18%
Asia Pacific	398	402	(1)%	(9)%	—%	+11%	—%	—%
Central and Eastern Europe	170	138	+23%	+21%	+21%
Brazil	72	44	+64%	+47%	(14)%
Other regions	136	219	(38)%	(39)%	(39)%

International revenue[16]	2,643	2,396	+10%	+7%	+4%	+14%	+9%	+4%	+7%	+6%	+3%
International adjusted EBITDA	476	591	(19)%	(21)%	(22)%

See “Definitions and reconciliations of non-GAAP financial measures - Constant currency and organic revenue reconciliation” below for more information

International revenue was 10% higher year-over year benefiting from the acquisitions of Snai and Betnacional (M&A). Organic revenue was 4% higher demonstrating excellent momentum in SEA and continued iGaming growth in UKI and CEE.

AMPs were 16% lower with strong growth in SEA and UKI offset by a 21 percentage point impact of the market exit in India in Q3 2025.

Sportsbook revenue grew 14% (+9% CC17), driven by handle growth of 13% (+8% CC), which benefited from M&A for the full quarter. Sportsbook net revenue margin increased by 10bps to 13.2% and included:

•

A 20bps reduction in structural revenue margin to 16.2%, due to an adverse sport and bet mix in APAC, together with faster growth in regions with currently lower structural revenue margins (CEE and Brazil)

•

A positive sports results impact year-over-year of 10bps (Q2 2026: 40bps favorable, Q2 2025: 30bps favorable). At a revenue level, this translated to an in-quarter impact in Q2 2026 of approximately $37m

•	A 20bps reduction in promotional spend to 3.4% where more efficient generosity deployment in APAC and CEE offset increased FIFA World Cup investment in UKI and Brazil

Organic sportsbook revenue increased 4%, driven by a 3% increase in handle and the revenue margin drivers outlined above.

iGaming revenue was 7% higher year-over-year, reflecting the benefit of M&A for the full quarter. Organic iGaming revenue grew 3%, with robust performances in SEA, UKI and CEE offset by a decline in Brazil.

International regions’ year-over-year revenue performance during Q2 was as follows:

•

UKI revenue grew 4% with iGaming growth of 7% driven by a 22% increase in AMPs and a sequential improvement in Sky Gaming. Sportsbook revenue declined 2%, driven by a 1% decrease in handle. Performance improved across the quarter as customers adapted to the new Sky Bet interface post-migration followed by a strong start to the FIFA World Cup.

•

SEA revenue increased 36%, benefiting from M&A and an 8-percentage point growth benefit from PokerStars customer migrations. Organic revenue was up 18%, with organic iGaming growth of 18%, driven by Sisal’s continued strong performance in Italy and an expanded product offering in Türkiye. Organic sportsbook revenue grew 17% underpinned by an expanded MyCombo product offer and strong FIFA World Cup performance.

•

APAC revenue declined 1% (-9% CC) driven by the closure of the real money gaming market in India. Sportsbet revenue was +11% (flat CC), with handle growth of 12%, as positive sports performance offset softness in greyhound racing.

•

CEE revenue grew 23%. iGaming growth of 16% was supported by ongoing product improvements and market share gains across all key markets - Serbia, Georgia and Armenia. Sportsbook revenue grew 59% driven by a 21% increase in sportsbook handle and a 310bps improvement in net revenue margin due to a higher mix of multi-leg bets and more efficient deployment of generosity.

•

Brazil revenue grew 64% (+47% CC), reflecting the acquisition of Betnacional. Organic revenue declined 14%, with the benefit of product improvements more than offset by overall market softness as the wider regulatory ecosystem continues to evolve.

•

Other regions revenue was 38% lower, primarily due to a 25 percentage point growth impact from the transfer of PokerStars’ Southern European and North American customers to the SEA region and US, respectively, in addition to an overall decline in activity on the PokerStars global platform.

Adjusted EBITDA decreased by 19% year-over-year to $476m as a result of the revenue performance above and a 670bps reduction in adjusted EBITDA margin to 18.0%. This reduction was primarily due to the increase in UK remote gaming duty from 21% to 40%, and an increase in marketing ahead of the FIFA World Cup.

Cost of sales as a percentage of revenue increased by 580bps to 51.9%, driven by the increase in UK remote gaming duty and the higher cost of sales in the acquired Snai business.

Sales and marketing expenses increased by 19% year-over-year reflecting increased spend during the FIFA World Cup together with our planned investment in Brazil. As a percentage of revenue, sales and marketing increased by 120bps to 16.9%.

Technology, research and development costs were 20% higher year-over-year driven by the impact of M&A, cost inflation and server migration costs. General and administrative costs were 2% higher reflecting cost inflation and legal fees, partially offset by savings from the UKI and PokerStars transformations.

Unallocated corporate overhead increased by 21% year-over-year (+16% CC) reflecting investments in our people, shared technology and global trading capabilities while strengthening our cybersecurity and US reporting and controls environment. This was partly offset by the impact of retranslating monetary assets and liabilities in the comparative period. Unallocated corporate overhead is expected to reduce in Q3 and Q4 from Q2 levels due to phasing of costs with no change to expected 2026 guidance.

Capital structure

Available cash decreased $265m year-over-year, closing at approximately $1.6bn. The change in total debt from $12,266m at December 31, 2025, to $11,978m at June 30, 2026 reflects the repayment of our revolving credit facility. Net debt was $10,480m at the end of Q2, with a leverage ratio2 of 4.3x (3.7x at December 31, 2025). We expect our second half cash generation will drive a reduction in leverage by the end of 2026.

At our Q4 2025 earnings in February we communicated our plan to return $250m to shareholders during H1. We completed this tranche on May 11, repurchasing 2.4m shares. This brings the total cash returned to shareholders since the beginning of the share repurchase program in Q4 2024 to $1.37bn.

We continue to prioritize organic investment in our core business and strategic initiatives, including prediction markets, while maintaining a clear focus on deleveraging the balance sheet.

We expect to return to our target leverage range of 2.0 - 2.5x in the medium-term consistent with our stated policy, with exact timing dependent upon the cadence of our strategic investments.

Guidance

Early Q3 trading was ahead of expectations benefiting from good engagement in the knockout stages of the FIFA World Cup and slightly favorable sports results. Our updated outlook for 2026 now includes the following midpoints:

Group: revenue and adjusted EBITDA of $17.91bn and $2.655bn, representing 9% year-over-year growth, and a reduction of 7% year-over-year, respectively.

US: revenue and adjusted EBITDA of $7.4bn and $760m, reduced $395m and $210m from previous guidance, respectively, including:

•	Positive impact of Q2 trading ($16m revenue, $15m adjusted EBITDA higher than guidance)

•	Expected market-making revenue and adjusted EBITDA benefit of $50m for 2026 (Q2 revenue: $6m)

•	Additional operating cost savings of $45m, delivered through our efficiency program

•	Adverse phasing impact of confirmed one-week delay to the 2026/2027 NFL season start not previously captured in guidance of $75m revenue, $50m adjusted EBITDA

•	Net investment to strengthen our proposition and accelerate FanDuel’s sportsbook momentum (approximately $385m revenue, $270m adjusted EBITDA)

•	A measured view of current market trends

FanDuel Predicts Q2 revenue was not material, H2 2026 gross revenues are expected to be offset by customer acquisition investment costs before increasing in 2027.

This results in 2026 US revenue growth year-over-year of 6% and a reduction in adjusted EBITDA of 18% year-over-year, at the midpoint. We expect approximately 20% of full year revenue to arise in Q3 with adjusted EBITDA expected to be approximately breakeven in the quarter.

International: revenue and adjusted EBITDA of $10.51bn and $2.205bn are unchanged after updating for the Q2 trading benefit and an unfavorable movement in foreign exchange rates10

This results in 2026 International revenue growth of 12% year-over-year and adjusted EBITDA flat at the midpoint.

We expect approximately 24% of full year revenue and 23% of full year adjusted EBITDA to arise in Q3.

Capital expenditure is now expected to be $815m, reflecting additional project efficiencies.

Depreciation and amortization excluding acquired intangibles is expected to reduce to approximately $730m as a result of the efficiencies delivered in capital expenditure.

Transaction, restructuring and integration costs18 guidance is now expected to be approximately $500m, reflecting an increase of $200m since expectations at Q4 2025 primarily due to (i) cost to implement 2026 cost efficiency programs and (ii) tax provisions of $95m relating to historical India and US Sales and Use Tax exposures

All other guidance items remained unchanged from our last guidance update at Q1:

	Updated 2026 guidance			Previous guidance
	Low	Midpoint	High	Midpoint
Group revenue	$17.435bn	$17.91bn	$18.385bn	$18.305bn
Group adjusted EBITDA	$2.395bn	$2.655bn	$2.915bn	$2.865bn
US total revenue	$7.125bn	$7.4bn	$7.675bn	$7.795bn
US total adjusted EBITDA	$0.6bn	$0.76bn	$0.92bn	$0.97bn
International revenue	$10.31bn	$10.51bn	$10.71bn	$10.51bn
International adjusted EBITDA	$2.105bn	$2.205bn	$2.305bn	$2.205bn
Unallocated corporate overhead	Approximately $(310)m			$(310	)m
Interest expense, net	Approximately $(640)m			$(640	)m
Depreciation and amortization excl. acquired intangibles	Approximately $(730)m			$(750	)m
Capital expenditure[19]	Approximately $(815)m			$(855	)m
Transaction, restructuring and integration costs	Approximately $(500)m
Share repurchases	Approximately $(250)m (complete)			$(250	)m

Guidance is provided (i) on the basis that sports results are in line with our expected margin for the remainder of the year, (ii) at stated foreign exchange rates10 and (iii) on the basis of a consistent regulatory and tax framework except where otherwise stated.

A reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort. This is due to the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such a reconciliation to be prepared of items that have not yet occurred, are out of our control, or cannot be reasonably predicted.

Conference call:

Flutter management will host a conference call today at 8:30 a.m. EDT (1:30 p.m. BST) to review the results and be available for questions, with access via webcast and telephone.

A public audio webcast of management’s call and the related Q&A can be accessed by registering here or via www.flutter.com/investors. For those unable to listen to the live broadcast, a replay will be available approximately one hour after the conclusion of the call. This earnings release and supplementary materials will also be made available via www.flutter.com/investors.

Analysts and investors who wish to participate in the live conference call must do so by dialing any of the numbers below and using conference ID 11053. Please dial in 10 minutes before the conference call begins.

+1 800 715 9871 (North America)

+44 800 358 0970 (United Kingdom)

+353 1800 943 926 (Ireland)

+61 1800 519 630 (Australia)

+1 646 307 1963 (International)

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect our current expectations as to future events based on certain assumptions and include any statement that does not directly relate to any historical or current fact. These statements include, but are not limited to, statements related to our share repurchase program, our cost efficiency program, our sportsbook improvement plan, planned deleveraging, anticipated revenue from market-making, our expectations regarding market share, impact of management changes, the performance of our business, our financial results, our operations, our liquidity and capital resources, the conditions in our industry and our growth strategy (including our plans and expectations related to new product offerings and enhancements). In some cases, you can identify these forward-looking statements by the use of words such as “outlook,” “believe(s),” ”expect(s),” “potential,” “continue(s),” “may,” “will,” “should,” “could,” “would,” “seek(s),” “predict(s),” “intend(s),” “trends,” “plan(s),” “estimate(s),” “anticipates,” “projection,” “goal,” “target,” “aspire,” “will likely result,” and or the negative version of these words or other comparable words of a future or forward looking nature. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. Such factors include, among others: Flutter’s ability to effectively compete in the global entertainment and gaming industries; Adverse changes to the regulation (including taxation) of online betting and iGaming; Flutter’s ability to retain existing customers and to successfully acquire new customers; Flutter’s ability to accurately determine the odds in relation to any particular event exposes us to trading, liability management and pricing risk; Flutter’s ability to develop new product offerings; Flutter’s ability to successfully acquire and integrate new businesses; Flutter’s ability to maintain relationships with third-parties; Flutter’s ability to maintain its reputation; Public sentiment towards online betting and iGaming generally; The potential impact of general economic conditions, including inflation, tariffs and/or trade disputes, fluctuating interest rates and instability in the banking system, on Flutter’s liquidity, operations and personnel; Flutter’s ability to obtain and maintain licenses with gaming authorities; The failure of additional jurisdictions to legalize and regulate online betting and iGaming; Flutter’s ability to comply with complex, varied and evolving U.S. and international laws and regulations relating to its business; Flutter’s ability to raise financing in the future; Flutter’s success in retaining or recruiting officers, key employees or directors; Flutter’s level of indebtedness, including its ability to refinance or incur additional debt, and the impact of related covenants and market conditions on its strategy and financial flexibility; The impact of adverse outcomes in litigation; The ability to adequately protect Flutter’s intellectual property rights; The impact of data security breaches or cyber-attacks on Flutter’s systems; and Flutter’s ability to remediate material weaknesses in its internal control over financial reporting.

Additional factors that could cause the Company’s results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” of the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025 filed with the Securities and Exchange Commission (the “SEC”) on February 26, 2026 and other periodic filings with the SEC, which are accessible on the SEC’s website at www.sec.gov. Accordingly, there are or will be important factors that could cause actual outcomes or results to differ materially from those indicated in these statements. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in the Company’s filings with the SEC. The Company undertakes no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Flutter Entertainment plc

Flutter is the world’s leading online sports betting and iGaming operator, with a market leading position in the US and across the world. Our ambition is to leverage our size and our challenger mindset to change our industry for the better. By Changing the Game, we believe we can deliver long-term growth while promoting a positive, sustainable future for all our stakeholders. We are well-placed to do so through the distinctive, global advantages of the Flutter Edge, which gives our brands access to group-wide benefits, as well as our clear vision for sustainability through our Positive Impact Plan.

Flutter operates a diverse portfolio of leading online sports betting and iGaming brands including FanDuel, Sky Betting & Gaming, Sportsbet, PokerStars, Paddy Power, Sisal, Snai, tombola, Betfair, MaxBet, Junglee Games, Adjarabet and Betnacional. We are the industry leader with $16,383m of revenue globally for fiscal 2025, up 17% YoY, and $4,326m of revenue globally for the quarter ended June 30, 2026.

Contacts:

Investor Relations:	Media Relations:

Paul Tymms, Investor Relations	Kate Delahunty, Corporate Communications

Ciara O’Mullane, Investor Relations	Lindsay Dunford, Corporate Communications

Sophie Nottage, Investor Relations	Rob Allen, Corporate Communications

Email: investor.relations@flutter.com	Email: corporatecomms@flutter.com

Notes

1

Average Monthly Players (“AMPs”) is defined as the average over the applicable reporting period of the total number of players who have had a bet settled and/or contributed to rake or tournament fees during the month. This measure does not include individuals who have only used new player or player retention incentives, and this measure is for online players only and excludes retail player activity. In circumstances where a player uses multiple product categories within one brand, we are generally able to identify that it is the same player who is using multiple product categories and therefore count this player as only one AMP at the Group level while also counting this player as one AMP for each separate product category that the player is using. As a result, the sum of the AMPs presented at the product category level is greater than the total AMPs presented at the Group level. See Part II, “Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations—Key Operational Metrics” of Flutter’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 26, 2026 for additional information regarding how we calculate AMPs data, including a discussion regarding duplication of players that exists in such data.

2

Organic revenue, Group adjusted EBITDA, organic adjusted EBITDA, Group adjusted EBITDA margin, free cash flow, free cash flow including financing capex and excluding player funds, net debt, leverage ratio, constant currency, adjusted net income attributable to Flutter shareholders, adjusted depreciation and amortization and adjusted earnings per share are non-GAAP financial measures. See “Definitions of non-GAAP financial measures” and “Reconciliations of Non-GAAP Financial Measures” sections of this announcement for definitions of these measures and reconciliations to the most directly comparable financial measures calculated in accordance with GAAP. Due to rounding, these numbers may not add up precisely to the totals provided.

3	All growth rates are year-over-year unless otherwise specified

4	The Group acquired Snai in April 2025 and Betnacional in May 2025. Both are reported within our International segment from their respective completion dates.

5	Impact of US sports results:

•

Q2 total sports results: revenue $21m unfavorable, $11m adjusted EBITDA unfavorable. Note that favorable impact disclosed in gross gaming revenue translated to an unfavorable net revenue impact due to the timing of sports results related generosity changes

•	Q1 total sports results: revenue $33m unfavorable, $22m adjusted EBITDA unfavorable

Impact of International sports results:

•	Q2 total sports results $37m favorable, $23m adjusted EBITDA favorable

•	Q1 total sports results: revenue $100m unfavorable, $77m adjusted EBITDA unfavorable

6

US market position based on available market share data for states in which FanDuel is active. Online sportsbook market share is the gross gaming revenue (GGR) and net gaming revenue (NGR) market share of our FanDuel brand for the three months to June 30, 2026 in the states in which FanDuel was live (excluding Tennessee as they no longer report this data), based on published gaming regulator reports in those states. iGaming market share is the GGR market share of FanDuel for the three months to June 30, 2026 in the states in which FanDuel was live, based on published gaming regulator reports in those states. US iGaming GGR market share including PokerStars US (which is reported in the International segment) for the three months to June 30, 2026 was 28%.

7

Flutter has ceased all real-money gaming operations in India following the enactment of the Promotion and Regulation of Online Gaming Act, 2025, which required Junglee and all other operators to immediately stop real-money gaming services. Junglee AMPs were 2.5m in Q2 2025, having a 17 percentage point impact on Group year-over-year AMP growth and a 21 percentage point impact on International AMP growth.

8

Following comprehensive review, the Group recorded legal loss contingencies in relation to an accrual for historic US Sales and Use Tax of $33m during the period and a provision for $62m in connection with the previously disclosed India Goods & Services Tax (‘GST’). See Part I, “Item 1. Financial Statements (unaudited) — Notes to the consolidated financial statements of Flutter’s Quarterly Report on Form 10-Q for the three months ended June 30, 2026 filed with the SEC on August 5, 2026 for additional information regarding the provision recorded in connection with the India GST

9

A reconciliation of our forward-looking non-GAAP financial measures to the most directly comparable GAAP financial measure cannot be provided without unreasonable effort. This is due to the inherent difficulty of accurately forecasting the occurrence and financial impact of the adjusting items necessary for such a reconciliation to be prepared of items that have not yet occurred, are out of our control, or cannot be reasonably predicted.

10	Foreign exchange rates used for guidance issued are USD:GBP of 0.742, USD:EUR of 0.867 and USD:AUD of 1.422 at July 31.

11	Italian market position and share based on regulator GGR data from Agenzia delle dogane e dei Monopoli

12	Based on market-wide H1 2026 product testing by Eilers & Krejcik

13	In line with previous guidance, the total adjusted EBITDA impact of changes to UK iGaming taxes in 2026 is $320m which we expect to offset with $85m of first order mitigation.

14	Unallocated corporate overhead includes shared technology, research and development, sales and marketing, and general and administrative expenses that are not allocated to a specific segment.

15

Fox has an option to acquire an 18.6% equity interest in FanDuel (the Fox Option). Gains or losses in the fair value of the Fox Option primarily due to changes in the fair value of FanDuel during the reporting period are recorded in Other income (expense), net. See Part II, “Item 8. Financial Statements and Supplementary Data—Fair Value Measurements” of Flutter’s Annual Report on Form 10-K for the year ended December 31, 2025 filed with the SEC on February 26, 2026 for additional information regarding the Fox Option.

16	Total International revenue by region and year-over-year movements includes Other revenue in addition to Sports and iGaming revenue separately identified.

17	Constant currency growth rates are calculated by retranslating the non-US dollar denominated component of Q2 2025 at Q2 2026 exchange rates. See reconciliation below.

18

Transaction, Restructuring and Integration costs include (i) contributions to a US super political action committee, (ii) fees associated with M&A, (iii) restructuring and integration costs relating to Snai and NSX to drive synergies, (iv) restructuring and integration costs associated with our PokerStars transformation program, (v) costs associated with migration to a new enterprise resource planning system

19	Capital expenditure is defined as payments for the purchase of property and equipment, the purchase of intangible assets and capitalized software.

Definitions of non-GAAP financial measures

This press release includes organic revenue, organic adjusted EBITDA, adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income attributable to Flutter shareholders, adjusted Earnings Per Share (“adjusted EPS”), leverage ratio, net debt, free cash flow, free cash flow including financing capex and excluding player funds, adjusted depreciation and amortization and constant currency which are non-GAAP financial measures that we use to supplement our results presented in accordance with U.S. generally accepted accounting principles (“GAAP”). These non-GAAP measures are presented solely as supplemental disclosures to reported GAAP measures because we believe that these non-GAAP measures are useful in evaluating our operating performance, similar to measures reported by its publicly-listed U.S. competitors, and regularly used by analysts, lenders, financial institutional and investors as measures of performance. These non-GAAP measures are not intended to be substitutes for any GAAP financial measures, and, as calculated, may not be comparable to other similarly titled measures of performance of other companies in other industries or within the same industry.

Constant currency reflects certain operating results on a constant currency basis in order to facilitate period-to-period comparisons of our results without regard to the impact of fluctuating foreign currency exchange rates. The term foreign currency exchange rates refer to the exchange rates used to translate our operating results for all countries where the functional currency is not the U.S. Dollar, into U.S. Dollars. Because we are a global company, foreign currency exchange rates used for translation may have a significant effect on our reported results. In general, our financial results are affected positively by a weaker U.S. Dollar and are affected negatively by a stronger U.S. Dollar. References to operating results on a constant currency basis mean operating results without the impact of foreign currency exchange rate fluctuations. We believe the disclosure of constant currency results is helpful to investors because it facilitates period-to-period comparisons of our results by increasing the transparency of our underlying performance by excluding the impact of fluctuating foreign currency exchange rates. We calculate constant currency revenue, adjusted EBITDA and segment adjusted EBITDA by translating prior-period revenue, adjusted EBITDA and segment adjusted EBITDA, as applicable, using the average exchange rates from the current period rather than the actual average exchange rates in effect in the prior period. In connection with the preparation of this earnings release, we identified an immaterial error in our constant currency calculation, relating to the translation of prior period reported performance from transactional currency (rather than functional currency) into reporting currency (USD). This change was immaterial at a Group and segment level; however, previously reported constant currency growth rates for certain regions have been revised – see Q2 2026 KPI pack located in the “Investors” section of our website. The correction had no impact on our previously reported GAAP financial results.

Organic revenue is a non-GAAP measure presented on a segmental, regional and revenue stream basis in constant currency terms. It excludes: (i) acquisitions (calculated by excluding the impact of material acquisitions that are not consolidated in both current and comparative periods) and (ii) market exits resulting from significant regulatory changes.

Organic adjusted EBITDA is a non-GAAP measure presented on a segmental basis in constant currency terms, applying the same adjustments as organic revenue to adjusted EBITDA.

Organic revenue and adjusted EBITDA growth rates are also presented to show period-over-period movement. We believe the disclosure of organic revenue, organic adjusted EBITDA, and their growth rates are helpful to investors because they facilitate period-to-period comparisons by increasing transparency of our underlying performance.

The International segment has experienced a number of changes that impact period-to-period comparability. The following adjustments have been made in arriving at organic revenue and organic adjusted EBITDA:

•

Contributions from the acquisitions of Snai on April 30, 2025 and Betnacional on May 14, 2025 are excluded from the current period from April 1 to April 30, and April 1 to May 31, respectively. Due to system limitations, revenue and Adjusted EBITDA generated between 15 May and 31 May in respect of Betnacional have been excluded from both periods. The impact of this omission is immaterial;

•	Junglee contributions are excluded from the comparative period following the closure of real money gaming in India in August 2025; and

•	Foreign currency fluctuations.

Adjusted EBITDA is defined on a Group basis as net income (loss) before income taxes; other (expense) income, net; interest expense, net; depreciation and amortization; transaction fees and associated costs; restructuring and integration costs; legal (settlements) loss contingencies; gaming tax disputes; impairment of property and equipment, intangible assets, right-of-use assets and goodwill and share based compensation expense.

Adjusted EBITDA margin is Adjusted EBITDA as a percentage of revenue, respectively.

Adjusted net income is defined as net income (loss) as adjusted for after-tax effects of transaction fees and associated costs; restructuring and integration costs; legal (settlements) loss contingencies; gaming tax disputes; amortization of acquired intangibles; accelerated amortization; loss (gain) on settlement of long-term debt; impairment of property and equipment; intangible assets; right-of-use assets and goodwill; financing related fees not eligible for capitalization; gain from disposal of businesses; fair value (gain) loss on derivative instruments; fair value (gain) loss on contingent consideration; fair value (gain) loss on Fox Option Liability and fair value (gain) loss on investment and share-based compensation.

Adjusted net income attributable to Flutter shareholders is defined as adjusted net income, adjusted for net gain (loss) attributable to non-controlling interests and redeemable non-controlling interests, and adjustment of redeemable non-controlling interest to redemption value.

Adjusted EPS is calculated by dividing adjusted net income attributable to Flutter shareholders by the number of diluted weighted-average ordinary shares outstanding in the period.

Adjusted EBITDA, adjusted EBITDA margin, adjusted net income, adjusted net income attributable to Flutter shareholders and adjusted EPS are non-GAAP measures and should not be viewed as measures of overall operating performance, indicators of our performance, considered in isolation, or construed as alternatives to operating profit (loss), net income (loss) measures or earnings per share, or as alternatives to net cash provided by (used in) operating activities, as measures of liquidity, or as alternatives to any other measure determined in accordance with GAAP.

Management has historically used these measures when evaluating operating performance because we believe that they provide additional perspective on the financial performance of our core business.

Adjusted EBITDA has further limitations as an analytical tool. Some of these limitations are:

•	it does not reflect the Group’s cash expenditures or future requirements for capital expenditure or contractual commitments;

•	it does not reflect changes in, or cash requirements for, the Group’s working capital needs;

•	it does not reflect interest expense, or the cash requirements necessary to service interest or principal payments, on the Group’s debt;

•	it does not reflect share-based compensation expense which is primarily a non-cash charge that is part of our employee compensation;

•

although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and Adjusted EBITDA does not reflect any cash requirements for such replacements;

•	it is not adjusted for all non-cash income or expense items that are reflected in the Group’s statements of cash flows; and

•

the further adjustments made in calculating Adjusted EBITDA are those that management consider not to be representative of the underlying operations of the Group and therefore are subjective in nature.

Net debt is defined as total debt, excluding premiums, discounts, and deferred financing expense, and the effect of foreign exchange that is economically hedged as a result of our cross-currency interest rate swaps reflecting the net cash outflow on maturity less cash and cash equivalents.

Leverage ratio is defined as net debt divided by last twelve months adjusted EBITDA. We use this non-GAAP financial measure to evaluate our financial leverage. We present net debt to adjusted EBITDA because we believe it is more representative of our financial position as it is reflective of our ability to cover our net debt obligations with results from our core operations, and is an indicator of our ability to obtain additional capital resources for our future cash needs. We believe net debt is a meaningful financial measure that may assist investors in understanding our financial condition and recognizing underlying trends in our capital structure. The Leverage Ratio is not a substitute for, and should be used in conjunction with, GAAP financial ratios. Other companies may calculate leverage ratios differently.

Free cash flow is defined as net cash provided by (used in) operating activities less payments for property and equipment, intangible assets and capitalized software. Free cash flow including financing capex and excluding player funds is defined as free cash flow less purchases of intangible assets with extended payment terms recognized within cashflows from financing activities, and excluding movements in player deposits - investments and player deposit liabilities. We believe this measure provides additional insight into our ability to generate cash from core operations by including all intangible asset purchases by the Group and by eliminating cash flow movements from player deposit movements, which are not indicative of underlying business performance. These non-GAAP measures may be useful to investors and other users of our financial statements as supplemental measures of our cash performance, but should not be considered in isolation as a measure of residual cash flow available for discretionary purposes, or as an alternative to operating cash flows presented in accordance with GAAP. Free cash flow and free cash flow including financing capex and excluding player funds do not necessarily represent funds available for discretionary use and are not necessarily a measure of our ability to fund our cash needs. Our calculation of free cash flow and free cash flow including financing capex and excluding player funds may differ from similarly titled measures used by other companies, limiting their usefulness as comparative measures.

Adjusted depreciation and amortization is defined as depreciation and amortization excluding amortization of acquired intangibles.

Condensed Consolidated Balance Sheets

($ in millions except share and per share amounts)	As of June 30,	As of December 31,
	2026	2025
Current assets:
Cash and cash equivalents	1,563	1,828
Cash and cash equivalents – restricted	72	72
Player deposits – cash and cash equivalents	1,986	1,932
Player deposits – investments	5	23
Accounts receivable, net	130	190
Prepaid expenses and other current assets	761	751

Total current assets	4,517	4,796
Investments	6	7
Property and equipment, net	575	630
Operating lease right-of-use assets	519	550
Intangible assets, net	6,480	7,019
Goodwill	15,622	15,825
Deferred tax assets	297	309
Other non-current assets	194	144

Total assets	28,210	29,280
Liabilities, redeemable non-controlling interests and shareholders’ equity
Current liabilities:
Accounts payable	341	386
Player deposit liability	1,887	1,859
Operating lease liabilities	153	130
Long-term debt due within one year	106	109
Other current liabilities	2,583	2,559

Total current liabilities	5,070	5,043
Operating lease liabilities – non-current	428	476
Long-term debt	11,872	12,157
Deferred tax liabilities	988	1,105
Other non-current liabilities	497	801

Total liabilities	18,855	19,582
Commitments and contingencies
Redeemable non-controlling interests	377	424
Shareholders’ equity
Ordinary shares (Authorized 300,000,000 shares of €0.09 (June 30, 2026: $0.10; December 31, 2025: $0.11) par value each; issued June 30, 2026: 173,481,132 shares; December 31, 2025: 175,224,066 shares)	36	36
Additional paid-in capital	2,127	1,989
Accumulated other comprehensive loss	(1,248)	(1,111)
Retained earnings	7,835	8,124

Total Flutter Shareholders’ Equity	8,750	9,038
Non-controlling interests	228	236

Total shareholders’ equity	8,978	9,274

Total liabilities, redeemable non-controlling interests and shareholders’ equity	28,210	29,280

Condensed Consolidated Statements of Comprehensive Income

($ in millions except share and per share amounts)	Three months ended June 30,
	2026	2025
Revenue	4,326	4,187
Cost of sales	(2,613)	(2,228)

Gross profit	1,713	1,959
Technology, research and development expenses	(300)	(256)
Sales and marketing expenses	(1,012)	(789)
General and administrative expenses	(545)	(525)

Operating (loss) profit	(144)	389
Other income (expense), net	7	(74)
Interest expense, net	(162)	(110)

(Loss) profit before income taxes	(299)	205
Income tax expense	3	(168)

Net (loss) income	(296)	37

Net (loss) income attributable to non-controlling interests and redeemable non-controlling interests	(24)	12
Adjustment of redeemable non-controlling interest to redemption value	2	(80)
Net income attributable to Flutter shareholders	(274)	105
(Loss) earnings per share
Basic	(1.57)	0.59
Diluted	(1.57)	0.59
Other comprehensive income, net of tax:
Effective portion of changes in fair value of cash flow hedges	(2)	(67)
Fair value of cash flow hedges transferred to the income statement	(1)	65
Changes in excluded components of fair value hedge	—	(1)
Foreign exchange loss on net investment hedges	46	(30)
Foreign exchange gain (loss) on translation of the net assets of foreign currency denominated entities	(42)	778
Fair value movements on available for sale debt instruments	—
Income tax expense related to items of other comprehensive loss	1	—

Other comprehensive income	2	745

Other comprehensive income attributable to Flutter shareholders	4	711
Other comprehensive (loss) income attributable to non-controlling interest and redeemable non-controlling interest	(2)	34

Total comprehensive (loss) income	(294)	782

Condensed Consolidated Statements of Cash Flows1

	Three months ended June 30,
($ in millions)	2026	2025
Cash flows from operating activities
Net (loss) income	(296)	37
Adjustments to reconcile net income to net cash from operating activities:
Depreciation and amortization	399	369
Impairment loss	—	—
Change in fair value of derivatives	—	—
Non-cash interest expense, net	(58)	2
Non-cash operating lease expense	46	28
Unrealized foreign currency exchange loss (gain), net	28	(25)
Loss on disposals	4	3
Share-based compensation – equity classified	67	70
Share-based compensation – liability classified	1	2
Other (income) expense, net	(40)	81
Deferred tax (benefit) expense	(53)	(17)
Loss on extinguishment	—	14
Change in contingent consideration	—	—
Change in operating assets and liabilities:
Player deposits - investments	18	104
Accounts receivable	24	37
Prepaid expenses and other current assets	(6)	58
Accounts payable	(85)	(90)
Other liabilities	328	(53)
Player deposit liability	31	(235)
Operating leases liabilities	(45)	(26)

Net cash provided by operating activities	363	359
Cash flows from investing activities:
Purchases of property and equipment	(14)	(37)
Purchases of intangible assets	(25)	(9)
Capitalized software	(135)	(157)
Acquisitions, net of cash acquired	—	(2,688)
Proceeds from disposal of intangible assets	—	—
Cash settlement of derivatives designated in net investment hedge	4	17
Other advances	—	9

Net cash used in investing activities	(170)	(2,865)
Cash flows from financing activities:
Proceeds from issue of ordinary share upon exercise of options	2	3
Proceeds from issuance of long-term debt (net of transactions costs)	406	6,004
Transaction costs with third parties from issuance of long-term debt	—	—
Repayment of long-term debt	(311)	(3,130)

Acquisition of redeemable non-controlling interests	—	—
Distributions to non-controlling interests	(8)	(5)
Payment of contingent consideration	—	—
Purchases of intangible assets with extended payment terms	(15)	—
Repurchase of ordinary shares and taxes withheld and paid on employee share awards	(129)	(339)

Net cash (used in) provided by financing activities	(55)	2,533

Net decrease in cash, cash equivalents and restricted cash	138	27
Cash, cash equivalents and restricted cash – Beginning of the period	3,505	3,393
Foreign currency exchange gain (loss) on cash and cash equivalents	(22)	95

Cash, cash equivalents and restricted cash – End of the period	3,621	3,515
Cash, cash equivalents and restricted cash comprise of:
Cash and cash equivalents	1,563	1,691
Cash and cash equivalents - restricted	72	79
Player deposits - cash & cash equivalents	1,986	1,745

Cash, cash equivalents and restricted cash – End of the period	3,621	3,515

Supplemental disclosures of cash flow information:
Interest paid	228	126
Income tax paid (net of refunds)	82	231
Operating cash flows from operating leases	55	44
Non-cash investing and financing activities:
Purchase of long lived assets with accrued expense - investing[2]	58	93
Purchase of long lived assets with accrued expense - financing[2]	42	—
Right of use assets obtained in exchange for new operating lease liabilities	27	9
Adjustments to lease balances as a result of remeasurement	5	1
Business acquisitions (including contingent consideration)	—	331
Repurchase of ordinary shares with accrued expense	—	11
Non-cash issuance of common stock upon exercise of options[2]	12	29

1.

The Condensed Consolidated Statements of Cash Flows for the three months ended June 30, 2026 is derived by subtracting the cash flows from the three months ended March 31, 2026 from the cash flows for the six months ended June 30, 2026. As such it does not reflect the settlement of pre-existing relationships for which Flutter has recognized an asset.

2.	Figures represent the closing position at the end of the reporting period and not the movement during the period.

Reconciliations of non-GAAP financial measures

Adjusted EBITDA reconciliation

See below a reconciliation of Adjusted EBITDA and Adjusted EBITDA Margin to net income, the most comparable GAAP measure.

	Three months ended June 30,
($ in millions)	2026	2025
Net income	(296)	37
Add back:
Income taxes	(3)	168
Other (expense) income, net	(7)	74
Interest expense, net	162	110
Depreciation and amortization	399	369
Share-based compensation expense	68	72
Transaction fees and associated costs [1]	10	19
Restructuring and integration costs [2]	80	70
Legal loss contingencies [3]	95	—

Group Adjusted EBITDA	508	919

Group Revenue	4,326	4,187
Group Adjusted EBITDA Margin	11.7%	21.9%

1.	Fees primarily relate to the Group’s contribution to a super political action committee.
2.

Costs primarily relate to various restructuring, acquisition integration and other strategic initiatives to drive synergies. The programs are expected to run until 2027. These actions include efforts to consolidate and integrate our technology infrastructure, back-office functions and relocate certain operations to lower cost locations. It also includes business process re-engineering cost, planning and design of target operating models for the Group’s enabling functions and discovery and planning related to the Group’s anticipated migration to a new enterprise resource planning system. The costs primarily include severance expenses, advisory fees and temporary staffing costs.

3.	Costs of $95m include accruals related to historical US Sales and Use Tax that the Group is in the process of remediating and costs in connection with the Indian GST matter

Adjusted net income attributable to Flutter shareholders

See below a reconciliation of Adjusted net income attributable to Flutter shareholders to net income (loss), the most comparable GAAP measure.

	Three months ended June 30,
($ in millions)	2026	2025
Net (loss) income	(296)	37
Add (Less):
Transaction fees and associated costs	10	19
Restructuring and integration costs	80	70
Legal loss contingencies	95	—
Amortization of acquired intangibles	214	209
Share-based compensation	68	72
Loss on settlement of long-term debt	—	14
Financing related fees not eligible for capitalization	1	1
Fair value (gain) loss on Fox Option Liability	(40)	81
Tax impact of above adjustments[1]	(69)	(45)

Adjusted net income	63	458
Less:
Net (loss) income attributable to non-controlling interests and redeemable non-controlling interests[2]	(24)	12
Adjustment of redeemable non-controlling interest[3]	2	(80)

Adjusted net income attributable to Flutter shareholders	85	526

Weighted average number of shares	175	179

1.	Tax rates used in calculated adjusted net income attributable to Flutter shareholders is the statutory tax rate applicable to the geographies in which the adjustments were incurred.
2.

Represents net income (loss) attributed to the non-controlling interest in Sisal and CME, and the net income (loss) attributed to the redeemable non-controlling interest in MaxBet, Junglee and Betnacional.

3.

Represents the adjustment made to the carrying value of the redeemable non-controlling interests in MaxBet and Junglee to account for the higher of (i) the initial carrying amount adjusted for cumulative earnings allocations, or (ii) redemption value at each reporting date through retained earnings.

Adjusted earnings per share reconciliation

See below a reconciliation of adjusted earnings per share to diluted earnings per share, the most comparable GAAP measure.

	Three months ended June 30,
	$2026	2025
(Loss) earnings per share to Flutter shareholders	(1.57)	0.59
Add (Less):
Transaction fees and associated costs	0.06	0.11
Restructuring and integration costs	0.46	0.39
Legal loss contingencies	0.54	—
Amortization of acquired intangibles	1.22	1.17
Share-based compensation	0.39	0.40
Loss on settlement of long-term debt	—	0.08
Financing related fees not eligible for capitalization	0.01	0.01
Fair value (gain) loss on Fox Option Liability	(0.23)	0.45
Tax impact of above adjustments	(0.39)	(0.25)

Adjusted earnings per share	0.49	2.95

Net debt reconciliation

See below a reconciliation of net debt to long-term debt, the most comparable GAAP measure.

($ in millions)	As of June 30, 2026	As of December 31, 2025
Long-term debt	11,872	12,157
Long-term debt due within one year	106	109

Total Debt	11,978	12,266
Add:
Transactions costs, premiums or discount included in the carrying value of debt	82	93
Less:
Unrealized foreign exchange on translation of foreign currency debt [1]	(17)	60
Cash and cash equivalents	(1,563)	(1,828)

Net Debt	10,480	10,591

1.	Representing the adjustment for foreign exchange that is economically hedged as a result of our cross-currency interest rate swaps to reflect the net cash outflow on maturity.

Free cash flow including financing capex and excluding player funds

See below a reconciliation of free cash flow and free cash flow including financing capex and excluding player funds to net cash provided by operating activities, the most comparable GAAP measure.

	Three months ended June 30,
($ in millions)	2026	2025
Net cash provided by operating activities	363	359
Less cash impact of:
Purchases of property and equipment	(14)	(37)
Purchases of intangible assets	(25)	(9)
Capitalized software	(135)	(157)

Free cash flow	189	156
Less: Purchases of intangible assets with extended payment terms	(15)	0
Less movements in:
Player deposits - investments	(18)	(104)
Player deposit liability	(31)	235

Free cash flow including financing capex and excluding player funds	125	287

Constant currency and organic reconciliation

See below a reconciliation of constant currency and organic revenue and adjusted EBITDA to nominal currency revenue and segment adjusted EBITDA, the most comparable GAAP measure.

Q2 2026	Reported	FX impact[1]	Constant currency	Acquisitions[2]	India exit[3]	Organic
US revenue	1,683		1,683
UKI sportsbook revenue	391		391			391
UKI iGaming revenue	526		526			526
UKI revenue	971		971			971
SEA sportsbook revenue	319		319	(46)		273
SEA iGaming revenue	564		564	(58)		506
SEA revenue	896		896	(105)		791
APAC sportsbook revenue	398		398			398
APAC revenue	398		398			398
CEE revenue	170		170			170
Brazil revenue	72		72	(41)		31
Other regions revenue	136		136			136
International sportsbook revenue	1,190		1,190	(61)		1,129
International iGaming revenue	1,358		1,358	(85)		1,273
International revenue	2,643		2,643	(146)		2,497

Group revenue	4,326		4,326
US adjusted EBITDA	119		119
International adjusted EBITDA	476		476	(5)		471
Unallocated corporate overhead	(87)		(87)
Group adjusted EBITDA[4]	508		508

Q2 2025	Reported	FX impact[1]	Constant currency	Acquisitions[2]	India exit[3]	Organic
US revenue	1,791	0	1,791
UKI sportsbook revenue	398	3	401			401
UKI iGaming revenue	493	2	495			495
UKI revenue	936	6	942			942
SEA sportsbook revenue	227	6	233			233
SEA iGaming revenue	421	9	430			430
SEA revenue	657	16	673			673
APAC sportsbook revenue	358	40	398			398
APAC revenue	402	34	436		(38)	398
CEE revenue	138	2	140			140
Brazil revenue	44	5	49	(13)		36
Other regions revenue	219	3	222			222
International sportsbook revenue	1,041	50	1,091	(4)		1,087
International iGaming revenue	1,268	15	1,283	(9)	(38)	1,236
International revenue	2,396	66	2,462	(13)	(40)	2,409

Group revenue	4,187	67	4,254
US adjusted EBITDA	400	0	400
International adjusted EBITDA	591	15	606	6	(11)	601
Unallocated corporate overhead	(72)	(3)	(75)
Group adjusted EBITDA	919	12	931

1.

Representing adjustments to identify the year-over-year movement driven by changes to foreign currency exchange rates, calculated by translating prior period amounts using the average exchange rates from the current period rather than the actual average exchange rates in effect in the prior period. The resulting figures are referred to as constant currency comparatives. The subsequent amounts adjusted for acquisitions and the India market exit are likewise shown on a constant currency basis.

2.

Representing adjustments to exclude the impacts from businesses acquired after the start of the prior comparative period. The Snai and Betnacional acquisitions were completed on April 30, 2025, and May 14, 2025, respectively. As such, any revenue or adjusted EBITDA generated between April 1, 2026, and April 30, 2026 in respect of Snai, and between April 1, 2026, and May 31, 2026 in respect of Betnacional has been excluded from organic figures to facilitate meaningful analysis and comparison of our underlying growth year-over-year. Due to system limitations, revenue and Adjusted EBITDA generated between 15 May and 31 May in respect of Betnacional have been excluded from both periods. The impact of this omission is immaterial.

3.

Representing adjustments to exclude the impacts resulting from the enactment of the Promotion and Regulation of Online Gaming Act 2025, which required Junglee and all other operators to immediately stop real-money gaming services. As such, any revenue or adjusted EBITDA generated between April 1, 2025, and June 30, 2025 has been excluded from organic figures to facilitate meaningful analysis and comparison of our underlying growth year-over-year.

4.	Group adjusted EBITDA has been reconciled to net income above, the most directly comparable financial measures calculated in accordance with GAAP.

This results in the following year-over-year growth rates:

Q2 2026	YoY reported	FX impact	YoY CC	Organic adjustments	YoY organic
US revenue	(6)%	—%	(6)%
UKI sportsbook revenue	(2)%	—%	(2)%	—%	(2)%
UKI iGaming revenue	+7%	+1%	+6%	—%	+6%
UKI revenue	+4%	+1%	+3%	—%	+3%
SEA sportsbook revenue	+41%	+4%	+37%	+20%	+17%
SEA iGaming revenue	+34%	+3%	+31%	+13%	+18%
SEA revenue	+36%	+3%	+33%	+15%	+18%
APAC sportsbook revenue	+11%	+11%	—%	—%	—%
APAC revenue	(1)%	+8%	(9)%	(9)%	—%
CEE revenue	+23%	+2%	+21%	—%	+21%
Brazil revenue	+64%	+17%	+47%	+61%	(14)%
Other regions revenue	(38)%	+1%	(39)%	—%	(39)%
International sportsbook revenue	+14%	+5%	+9%	+5%	+4%
International iGaming revenue	+7%	+1%	+6%	+3%	+3%
International revenue	+10%	+3%	+7%	+3%	+4%

Group revenue	+3%	+1%	+2%
US adjusted EBITDA	(70)%	—%	(70)%
International adjusted EBITDA	(19)%	+2%	(21)%	+1%	(22)%
Unallocated corporate overhead	+21%	+5%	+16%
Group adjusted EBITDA	(45)%	—%	(45)%

Reconciliation of supplementary non GAAP information: Adjusted depreciation and amortization

($ millions)	Three months ended June 30, 2026				Three months ended June 30, 2025
Unaudited	US	Intl	Corp	Total	US	Intl	Corp	Total
Depreciation and Amortization	49	336	14	399	34	324	11	369
Less: Amortization of acquired intangibles	(18)	(196)	—	(214)	(4)	(205)	—	(209)

Adjusted depreciation and amortization[1]	31	140	14	185	30	119	11	160

1.	Adjusted depreciation and amortization is defined as depreciation and amortization excluding amortization of acquired intangibles.